UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2013

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio	31-1042001
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 000-12379

255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (877) 322-9530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K                                First Financial Bancorp.

Item 8.01    Other Events.

On June 7, 2013, First Financial Bancorp. (the Company) notified the warrant agent, Registrar & Transfer Company, as well as The Depository Trust Company, of an adjustment to the exercise price of warrants to purchase shares of the Company's common stock expiring December 23, 2018 (the Warrants) pursuant to the Warrant Agreement (the Agreement), dated as of June 2, 2010, between the Company and Registrar and Transfer Company and to the form of Warrant Certificate included as Exhibit A to the Agreement (the Certificate). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement or the Certificate.

On April 23, 2013, the Company's Board of Directors declared a quarterly dividend of $0.24 per share of Common Stock, payable on July 1, 2013, to shareholders of record at the close of business on May 31, 2013.

These dividends trigger a requirement under Section 12 of the Certificate for adjustments to the Exercise Price and the Warrant Share Number. Accordingly, the Company gave notice to Warrant holders that, effective at the close of business on June 7, 2013, the Exercise Price had been adjusted from $12.255 to $12.202.

No adjustment was made to the Warrant Share Number, because the cumulative amount of such adjustments to date (before giving effect to the minimum adjustment threshold or rounding as specified in Section 12(E) of the Certificate) would have been an increase to approximately 1.0572 shares, representing an increase of less than one-tenth (1/10th) of a share. In accordance with Section 12(E), this amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1/10th of a share of Common Stock, or more, or on exercise of a Warrant if it shall earlier occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

By: /s/ Anthony M. Stollings
Anthony M. Stollings
Executive Vice President
and Chief Financial Officer

Date:	June 7, 2013